Exhibit 3.14
RESTATED CERTIFICATE OF INCORPORATION
OF
REMCO AMERICA, INC.
     Remco America, Inc. is a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware. The date on which its original Certificate of Incorporation was filed with the Secretary of State of Delaware is August 20, 1986. This Restated Certificate of Incorporation, which restates and further amends the Certificate of Incorporation as heretofore amended, has been duly adopted in accordance with the provisions of Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware. The provisions of the original Certificate of Incorporation, and any and all amendments thereto or restatements thereof, are hereby further amended and restated so as to read, in their entirety, as follows:
I.
     The name of the corporation is Remco America, Inc.
II
     The purpose of the corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware.
III.
     The corporation is authorized to issue two classes of shares designated “Common Stock” and “Preferred Stock,” respectively. The Preferred Stock shall be divided into four series, “Series B Preferred Stock”, “Series C Preferred Stock”, “Series D Preferred Stock” and “Series E Preferred Stock”. The Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock are collectively referred to herein as the “Designated Preferred Stock.” The Series D Preferred Stock and Series E Preferred Stock are collectively referred to herein as the “Senior Preferred Stock.” The Series B Preferred Stock and Series C Preferred Stock are collectively referred to herein as the “Junior Preferred Stock”. The number of shares of Common Stock authorized to be issued is fifteen million (15,000,000) with a par value of $.01 per share, and the number of shares of Preferred Stock authorized to be issued is one million (1,000,000) with a par value of $1.00 per share, consisting of 215,000 shares of authorized Series B Preferred Stock, 23,333 shares of authorized Series C Preferred Stock, 196,000 shares of authorized Series D Preferred Stock and 87,500 shares of authorized Series E Preferred Stock. The rights, preferences, privileges and restrictions granted to and imposed upon the classes and series of shares are set forth below in this Article III.

     Subject to the rights of the holders of the Preferred Stock, the Common Stock shall be entitled to dividends out of funds legally available therefor, when, as and if declared and paid to the holders of Common Stock, and upon liquidation, dissolution or winding up of the Corporation, to share ratably in the assets of the Common Stock.
     A. Definitions. For purposes of this Article III the following definitions shall apply:
“Board” shall mean the Board of Directors of the Company.
“Company” shall mean this corporation.
“Common Stock” shall mean the Common Stock of the Company.
     “Consolidated Indebtedness” shall mean, with respect to the Company and its subsidiaries, all liabilities, obligations and indebtedness of any and every kind and nature which, in accordance with generally accepted accounting principles, would be included in determining total liabilities as shown on the liabilities side of a balance sheet, including, without limitation, all obligations to trade creditors, whether heretofore, now or hereafter owing, arising, due, or payable to any person and howsoever evidenced, created, incurred, acquired or owing, whether primary, secondary, direct, fixed or otherwise.
     “Consolidated Net Worth” shall mean the total amount of shareholders’ equity of the Company which would appear on a consolidated balance sheet of the Company and its subsidiaries after excluding, to the extent otherwise included therein, (i) cumulative non-cash taxes from and including the fiscal year 1989 and (ii) the affect of the implementation of SFAS 96, calculated in accordance with generally accepted accounting principles.
     “Conversion Price of Junior Preferred Stock” shall mean the conversion price of $5.22 per share for each of Series B Preferred Stock and Series C Preferred Stock as such price may be adjusted from time to time pursuant to the provisions of Section E of this Article III.
     “Conversion Price of Series D Preferred Stock” shall mean the initial conversion price of $3.88 per share for Series D Preferred Stock as such price may be adjusted from time to time pursuant to the provisions of Section (E)(4) of this Article III.

     “Conversion Price of Series E Preferred Stock” shall mean the initial conversion price of $3.88 per share for Series E Preferred Stock as such price may be adjusted from time to time pursuant to the provisions of Section (E)(4) of this Article III.
     “Conversion Price” shall mean the applicable Conversion Price of Series D Preferred Stock and/or the Conversion Price of Series E Preferred Stock and/or the Conversion Price of Junior Preferred Stock.
     “Current Market Price” per share of Common Stock on any date herein specified shall be determined as follows:
     (i) If there has been a public offering of Common Stock or if the Company is required to file reports with respect to its Common Stock with the Commission pursuant to Section 13 of the Exchange Act, the average of the daily market prices (determined as set forth in the next sentence), if any, for 30 consecutive business days commencing 45 business days before such date. The market price for each such business day shall be the average of the last sale prices on such day on all domestic stock exchanges on which the Common Stock may then be listed, or, if no sales take place on such day on any such exchange, the average of the closing bid and asked prices on such as officially quoted on such exchanges, or, if the Common Stock is not then listed or admitted to trading on any domestic stock exchange, the market price for each such business day shall be the average of the reported bid and asked prices on such day in the over-the-counter market, as furnished by the National Quotation Bureau, Inc., or, if such firm at the time is not engaged in the business of reporting such prices, as furnished by any similar firm then engaged in such business and selected by the Company or, if there is no such firm, as furnished by any member of the National Association of Securities Dealers, Inc., selected by the Company.
     (ii) In the event there has not been a public offering and if the Company is not required to file reports with respect to its Common Stock with the Commission pursuant to Section 13 of the Exchange Act, such Current Market Price shall be the fair market value thereof determined in good faith by mutual agreement of the Company and the holders of a Majority of the Series D Preferred Stock and Series E Preferred Stock. In the event the Company and a Majority of such holders are unable to agree on such fair market value, such holders shall appoint an investment banking firm of national standing reasonably acceptable to the Company which shall conduct an appraisal of the fair market value per share of the Company’s Common Stock (the “Appraised Value”). For purposes of such appraisal, the then outstanding Designated Preferred Stock shall be deemed to have been converted into Common Stock and all Common Stock shall be deemed to be freely tradeable in a public market. The Current Market Price per share of Common Stock shall be the Appraised Value determined by such appraiser. The cost of such appraisal shall be borne equally by the Company and the holders of Series D Preferred Stock and Series E Preferred Stock.
     “Dividend Warrants” shall mean warrants issued pursuant to the Purchase Agreement with respect to dividends as set forth in Section B(1)(b) hereof and any warrants issued pursuant to a replacement or subdivision thereof.
     “Event of Default” shall have the meaning assigned to such term in the Loan Agreement.
     “Event of Noncompliance” shall have the meaning assigned to it in Section F(2) of this Article III.
     “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.
     “Initial Public Offering” shall mean the first underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offering and sale of Common Stock for the account of the Company in which (i) the aggregate gross proceeds at the public offering price equals or exceeds $10 million and (ii) the public offering price per share of such Common Stock is at least an amount equal to the product of (i) 1.16, times (ii) the Conversion Price of Series B Preferred Stock in effect at such time.
     “Junior Preferred Stock” shall mean the collective reference to the Series B and Series C Preferred Stock of the Company.
     “Loan Agreement” shall mean the Amended and Restated Loan Agreement dated as of July 12, 1989 between the Company and Signal Capital Corporation.
     “Majority” shall mean more than 50% of the outstanding shares of the particular class or series of stock designated.

     “Person” shall include all natural persons, corporations business trusts, associations, companies, partnerships, joint ventures and other entities and governments and agencies and political subdivisions.
     “Designated Preferred Stock” shall mean the collective reference to the Series B, Series C, Series D and Series E Preferred Stock of the Company.
     “Purchase Agreement” shall mean the Series D and Series E Preferred Stock Purchase Agreement and Amendment to Series B and Series C Preferred Stock Purchase Agreements dated as of July 12, 1989 among the Company, Signal Capital Corporation and certain other stockholders of the Company, including all schedules and exhibits thereto, as such Purchase Agreement may be from time to time amended, modified or supplemented.
     “Sale of the Company” shall mean (i) the consummation of a merger, consolidation or other business combination by the Company with any Person, other than the Company or any subsidiary of the Company where (x) the Company is not the surviving entity or (y) the Company is the surviving entity and the holders of Common Stock are required to exchange their Common Stock for property and/or securities, (ii) a sale of all of the Common Stock of the Company or (iii) the sale by the Company of all or substantially all of its assets.
     “Senior Preferred Stock” shall mean the Series D and Series E Preferred Stock and any other class or series of preferred stock with liquidation, redemption and/or dividend rights superior to those of the Series B and Series C Preferred Stock.
     “Material Subsidiary” shall mean Remco, Inc. and any other corporation, partnership, joint venture, association or other business entity at least fifty percent (50%) of the outstanding voting stock or voting interest of which is at the time owned directly or indirectly by the Company or by one or more of such subsidiary entities or both which has annual revenues in an amount equal to at least 15% of the Company’s revenues on a consolidated basis.
     The foregoing definitions shall be equally applicable to both the singular and plural forms of the defined terms.

     B. Dividends.
          (1) Right to Dividends on Series D and Series E Preferred Stock.
               (a) Dividend Rate and Payment.
     The holders of the then outstanding Series D and Series E Preferred Stock shall be entitled to receive, when and as declared by the Board, and out of any funds legally available therefor, cumulative dividends at the annual rates determined as follows: (i) for the period commencing on the date of issuance and ending on June 30, 1990, at the annual rate of $1.16 per share, (ii) for the period commencing on July 1, 1990 and ending on June 30, 1991, at the annual rate of $2.33 per share, (iii) for the period commencing on July 1, 1991 and ending on June 30, 1994, at the annual rate of $3.10 per share, (iv) for the period commencing on July 1, 1994 and continuing thereafter, at the annual rate of $3.88 per share, and (v) with respect to Series D Preferred Stock for the period commencing on July 1, 1995 and continuing thereafter, if no Shares of Series E Preferred Stock are outstanding, at the annual rate of $5.61 per share. All such dividends shall be payable quarterly in cash (except as set forth below) on the 1st day of January, April, July and October of each year commencing October 1, 1989. The Company shall have the right to defer payment of dividends on the Series D and Series E Preferred Stock, or to issue warrants in lieu of such payments, in accordance with this Section B(1). Dividends on the Series D and Series E Preferred Stock shall accumulate and accrue on each such share from the date of its original issue and shall accrue from day to day thereafter, whether or not earned or declared. Such dividends shall be cumulative so that if such dividends in respect of any previous or current quarterly dividend period, at the annual rate specified above, shall not have been paid or declared and a sum sufficient for the payment thereof set apart (or warrants issued in lieu of cash payments as set forth below), the deficiency shall first be fully paid, or warrants issued in lieu of payment of such dividends as set forth below, before any dividend or other distribution shall be paid or declared and set apart for the Junior Preferred Stock or Common Stock.
     If any dividends in respect of any one or more previous or current quarterly dividend periods, at the annual rate specified above, shall not have been paid in cash or warrants or declared and a sum sufficient for the payment thereof set apart (or warrants issued in lieu of cash payment) on July 1, 1994 the Board shall forthwith declare, and the Company shall pay, such dividends as are necessary to eliminate entirely such arrearages to the maximum extent possible permitted by the amount of funds of the Company legally available therefor.
     The payment of any dividend arrearage pursuant to this paragraph shall not affect in any way the accrual of dividends pursuant to this Section B(1)(a). In the event that such dividends are not paid in full, then such payment shall be made ratably among the outstanding shares of Series D and Series E Preferred Stock.
               (b) Warrants in Lieu of Cash Dividend.
     (i) Notwithstanding the foregoing, at the option of the Company, with respect to dividends which have accrued prior to July 1, 1994, with respect to the Series D and Series E Preferred Stock the Company may, prior to August 1, 1994, issue warrants in lieu of cash dividends at the rate of one warrant for an amount of dividend payments accrued and unpaid equal to the Conversion Price then in effect with respect to the Series D and Series E Preferred Stock, and each warrant shall be exercisable for one share of Common Stock (subject to adjustment as set forth in the Dividend Warrants). Any and all such warrants shall be issued in accordance with the Purchase Agreement. In the event the Company desires to issue such warrants in lieu of paying the cash dividends accrued and unpaid on the Series D and Series E Preferred Stock, the Company shall execute and deliver to each holder of Series D and Series E Preferred Stock a Dividend Warrant representing a number of shares of Common Stock equal to the quotient of (i) the total amount of dividends which have accrued on the shares of Series D and Series E Preferred Stock (as appropriate) held by such holder and (ii) the Conversion Price then in effect with respect to the Series D and Series E Preferred Stock.
     (ii) In the event the Company elects to issue warrants in lieu of less than all of the accrued and unpaid dividends pursuant to (i) above, the Company shall issue such warrants ratably among the outstanding shares of Series D and Series E Preferred Stock (as appropriate).
               (c) Priority. Unless full dividends on the Series D and Series E Preferred Stock for all past dividend periods and the then current dividend period shall have been paid or declared and a sum sufficient for the payment thereof set apart (or warrants issued in lieu thereof) and subject to the other provisions of this Article III, (1) no dividend whatsoever other than a dividend payable solely in Common Stock shall be paid or declared, and no distribution shall be made, on any Junior Preferred Stock or Common Stock, and (2) no shares of Junior Preferred Stock or Common Stock shall be purchased, redeemed or acquired by the Company and no monies shall be paid into or set aside or made available for a sinking fund for the purchase, redemption or acquisition thereof; provided, however, that this restriction shall not apply to the repurchase of shares of Common Stock or Junior Preferred Stock from directors or employees of or consultants or advisers to the Company or any Subsidiary pursuant to agreements under which the Company has the option to repurchase such shares upon the occurrence of certain events, including without limitation the termination of employment by or service to the Company or any Subsidiary, or as otherwise approved by holders of all of the outstanding Series D and Series E Preferred Stock.
          (2) Right to Dividends on Series B Preferred Stock and Series C Preferred Stock. The holders of Series B and Series C Preferred Stock shall not be entitled to receive dividends prior to July 1, 1994. Subject to the provisions of Section B(1) of this Article III, from and after July 1, 1994, the holders of Series B and Series C Preferred Stock shall be entitled to receive dividends at the per annum rate of the higher of (i) nine percent (9%) or (ii) two percent (2%) over the highest prime rate of interest publicly announced from time to time by the following banks: Chase Manhattan Bank, N.A., Citibank N.A. and Chemical Bank; provided, however, that no dividends shall be paid or declared on such Junior Preferred Stock if, after giving effect to such payment, an Event of Default shall have occurred under the Loan Agreement or if payment of such dividend would cause the Company to be in default under any other agreement for indebtedness of the Company. The dividend rate shall be adjusted quarterly to reflect any change based upon a change in the applicable prime rate, and the resulting dividend rate in effect on January 1, April 1, July 1 and October 1 shall be the dividend rate in effect for such respective calendar quarter. Such accrued and unpaid dividends shall be payable in cash on January 1, April 1, July 1 and October 1 of each year. Such dividends shall accrue from January 1, 1994 and shall be deemed to accrue from day to day thereafter whether or not earned or declared. Such dividends shall be payable before any dividends shall be paid, declared, or set apart for the shares of Common Stock, and shall be cumulative so that if for any dividend period such dividends on the outstanding shares of Series B and Series C Preferred Stock are not paid or declared and set apart therefor, the deficiency shall be fully paid or declared and set apart for payment, without interest, before any distribution, by dividend or otherwise, shall be paid on, declared, or set apart for the shares of Common Stock. In the event that such dividends are not paid in full, then such payment shall be made ratably among the outstanding shares of Series B and Series C Preferred Stock.
     C. Liquidation Preferences.
          (1) Series D and Series E Preferred Stock. On any voluntary or involuntary liquidation, dissolution, or winding up of the Company, the holders of Series D and Series E Preferred Stock shall receive an amount equal to thirty-eight and 80/100 dollars ($38.80) per share for such shares, plus accrued and unpaid dividends, if any, and no more, before any amount shall be paid to holders of Junior Preferred Stock or Common Stock. In the event that the assets of the Company are insufficient to permit full payment to the holders of Series D and Series E Preferred Stock, then such assets shall be distributed ratably among the outstanding shares of Series D Preferred Stock and the outstanding shares of Series E Preferred Stock.

          (2) Series B and C Preferred Stock. On any voluntary or involuntary liquidation, dissolution, or winding up of the Company, after all payments to the holders of Series D and Series E Preferred Stock pursuant to Section C(1) above, the holders of the Series B and Series C Preferred Stock shall receive an amount equal to sixty dollars ($60.00) per share for such shares, plus accrued and unpaid dividends, if any, and no more, before any amount shall be paid to the holders of Common Stock. In the event after payment of the liquidation preference provided for the Series D and Series E Preferred Stock pursuant to this Section C, the remaining assets of the Company are insufficient to permit full payment to the holders of Series B and Series C Preferred Stock, then such assets shall be distributed ratably among the outstanding shares of Series B and Series C Preferred Stock.
          (3) Certain Transactions. A consolidation or merger of the Company with or into any other corporation in which the Company is not the surviving corporation (or survives only as a subsidiary of another entity) or in which the stockholders of the Company shall own less than fifty percent (50%) of the voting securities of the surviving corporation, or a sale (but not including a pledge or mortgage to a bona fide lender) of all or substantially all of the assets of the Company shall, at the option of the holders of sixty-five percent (65%) of the outstanding shares of the Series D and Series E Preferred Stock (or, in the event no shares of Series D and Series E Preferred Stock remain outstanding, holders of sixty-five percent (65%) of the outstanding shares of Series B Preferred Stock), be deemed a liquidation, dissolution, or winding up of the Company within the meaning of this Section.
     D. Redemption.
          (1) Series D Preferred Stock.
               (a) Optional Redemption. The Company shall have the right, at any time, to redeem all, or any portion, of the Series D Preferred Stock outstanding by paying in cash therefor the sum of (i) $38.80 per share of Series D Preferred Stock redeemed, plus (ii) accrued and unpaid dividends on shares of Series D Preferred Stock redeemed, plus (iii) $38.80 per share of Series E Preferred Stock converted into Common Stock pursuant to the provisions of Section E(3)(d) hereof. The Company shall have no right to redeem the Series D Preferred Stock so long as there is any outstanding indebtedness under the Loan Agreement, unless simultaneously therewith the Company repays all outstanding indebtedness under the Loan Agreement; provided, that the Company may redeem, all or a portion of the Series D Preferred Stock without repaying all outstanding indebtedness under the Loan Agreement to the extent permitted by the Loan Agreement.

               (b) Redemption upon Sale of the Company. Upon the consummation of a Sale of the Company, all outstanding Series D Preferred Stock shall be redeemed (in whole and not in part) at the amount set forth in Section D(1)(a) above for the applicable period in which such Sale of the Company is consummated. The Company shall provide to each holder of Series D Preferred Stock at least 60 days prior written notice of any such Sale of the Company.
          (2) Series E Preferred Stock.
               (a) Redemption Prior to August 1, 1994. The Company shall have no right, at any time prior to August 1, 1994, to redeem the Series E Preferred Stock except as provided in Section C above.
               (b) Redemption upon Request of Holders. For the period commencing on August 1, 1994 and ending on June 30, 1995, the holders of Series E Preferred Stock, at the option of sixty-five percent (65%) of the outstanding shares of Series E Preferred Stock, shall have the right to require the Company to redeem all the Series E Preferred Stock outstanding by paying in cash therefor the sum of the Current Market Price of the shares of Common Stock into which the Series E Preferred Stock may be converted. Upon demand by the requisite holders of Series E Preferred Stock, the Company shall take all action necessary or appropriate in order to enable it to effect such mandatory redemption at the designated date. In the event the Company is prohibited by state law restrictions from redeeming any shares of Series E Preferred Stock, the Company shall exercise its best efforts to take such action as may be necessary to satisfy state law requirements for the redemption of stock, which actions may include, without limitation, soliciting purchasers for all or a portion of the Company. In the event the Company cannot effect such redemption in full, it will effect such redemption in the maximum amount permitted by law, and such redemption shall be prorated among the Series E Preferred Stock. If the Company cannot effect the redemption of the shares on the date indicated, the obligation shall continue until such time as the Company may effect such redemption; provided, however, that the Company shall not be required to make any such purchase if (a) after giving effect to such purchase, there would exist, with or without the giving of notice or the passage of time, an Event of Default as defined in the Loan Agreement, or any amendments, refinancings or replacements thereof (provided that if any such refinancings or replacements are with a lender other than Signal Capital Corporation, such refinancings and replacements shall be deemed to contain provisions substantially similar to those contained in the Loan Agreement for purposes of determining whether such purchase would constitute an Event of Default) or (b) after giving effect to such purchase, the amount of availability remaining to the Company under the Loan Agreement or any amendments, refinancings, or replacements thereof would be less than the product of (x) .5 and (y) average monthly gross cash rental receipts of the

Company for the three months preceding the date on which such purchase is consummated.
               (c) Optional Redemption on and After August 1. 1994. For the period commencing on August 1, 1994 and ending on June 30, 1995, the Company shall have the right to redeem all, but not less than all, of the Series E Preferred Stock outstanding by paying in cash therefor the sum of the Current Market Price of the shares of Common Stock into which the Series E Preferred Stock may be converted.
          (3) Series B Preferred Stock and Series C Preferred Stock.
               (a) Optional Redemption. If and only if ten percent (10%) or less of the number of shares of Senior Preferred Stock remains outstanding, the Company shall have the right, on or after January 1, 1994, to redeem all the Series B and Series C Preferred Stock outstanding by paying in cash therefor the sum of sixty dollars ($60.00) per share for such shares, plus all accrued and unpaid dividends, if any.
               (b) Required Redemption by Holders on Default. If and only if ten percent (10%) or less of the number of shares of Senior Preferred Stock remains outstanding, in the event (a) an “Event of Default” described in Section 10.1(i), (ii), (iii), (iv) or (v) of the Series B Preferred Stock Purchase Agreement dated as of December 11, 1986, shall occur, or (b) the Company shall fail to pay any dividend on the Series B or Series C Preferred Stock when it becomes due and payable, the holders of the Series B and Series C Preferred Stock shall, at the option of sixty-five percent (65%) of the outstanding shares of Series B Preferred Stock, have the right to require the Company to redeem all the Series B and Series C Preferred Stock outstanding by paying in cash therefor the sum of sixty dollars ($60.00) per share plus accrued and unpaid dividends, if any. Upon demand by the requisite holders of Series B Preferred Stock, the Company shall take all action necessary or appropriate in order to enable it to effect such mandatory redemption at the designated date. In the event the Company is prohibited by state law restrictions from redeeming any shares of Series B or Series C Preferred Stock, the Company shall exercise its best efforts to take such action as may be necessary to satisfy state law requirements for the redemption of stock, which actions may include, without limitation, soliciting purchasers for all or a portion of the Company. In the event the Company cannot effect such redemption in full, it will effect such redemption in the maximum amount permitted by law, and such redemption shall be prorated among the Series B and Series C Preferred Stock. If the Company cannot effect the redemption of the shares on the date indicated, the obligation shall continue until such time as the Company may effect such redemption.
          (4) Procedure for Redemption. The Company may redeem the Designated Preferred Stock by giving to each holder of Designated Preferred Stock of record at his last known address, as shown on the records of the Company, at least twenty (20), but not more than fifty (50), days’ prior notice personally or in writing, by mail, postage prepaid, stating the class of shares to be redeemed and the date and plan of redemption, the redemption price, the place where the holders may obtain payment of the redemption price on surrender of their respective share certificates (the “Redemption Notice”). Subject to the conversion rights of the holders of Designated Preferred Stock under Section E, on or after the date fixed for redemption, each holder of shares called for redemption shall surrender his certificate for such shares to the Company at the place designated in the Redemption Notice and thereupon shall be entitled to receive payment of the redemption price. If the Redemption Notice is duly given and if sufficient funds are available therefor on the date fixed for redemption, then, whether or not the certificates evidencing the shares to be redeemed are surrendered, all rights with respect to such shares shall terminate on the date fixed for redemption (unless prior to such date such shares are converted under Section E), except for the right of the holders to receive the redemption price, without interest, on surrender of their certificate therefor.
          (5) Termination of Rights. If the Redemption Notice is duly given, and if on or prior to the redemption date the redemption price is either paid or made available for payment, then notwithstanding that the certificates evidencing any of the shares of Preferred Stock so called for redemption have not been surrendered, all rights with respect to such shares shall forthwith after the redemption date cease and determine, except only (i) the right of the holders to receive the redemption price without interest upon surrender of their certificates therefor or (ii) the right to receive Common Stock plus dividends upon exercise of the conversion rights as provided in Section E hereof.
          (6) Status of Redeemed Shares. Shares of Preferred Stock redeemed or purchased or otherwise acquired by the Company in any manner whatsoever shall be retired and cancelled promptly after acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock, and may be reissued as part of a new series of Preferred Stock to be created by resolution or resolutions of the Board, subject to the conditions and restrictions on issuance set forth herein and any other agreements to which the Company is a party.
     E. Conversion. The holders of outstanding shares of Preferred Stock shall have conversion rights as follows (the “Conversion Rights”):
          (1) Right to Convert.
               (a) Series D and Series E Preferred Stock. Subject to the provisions of Section E(4), each share of Series D and Series E Preferred Stock shall be convertible, at the option of the holder thereof, at any time at the office of the Company or any transfer agent for such shares, into such number of fully paid and nonassessable shares of Common Stock equal to a fraction the numerator of which is equal to $38.80 and the denominator of which is the respective Conversion Prices of Series D and Series E Preferred Stock at the time in effect for each such share. The Conversion Price shall be subject to adjustment as set forth in Section E(4).
               (b) Junior Preferred Stock. Subject to the provisions of Section E(4), each share of Junior Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share and prior to the close of business on any redemption date as may have been fixed in any Redemption Notice with respect to such share, at the office of the Company or any transfer agent for such shares, into such number of fully paid and nonassessable shares of Common Stock equal to a fraction the numerator of which is equal to sixty dollars ($60.00) and the denominator of which is the Conversion Price of Junior Preferred Stock at the time in effect for such share. The Conversion Price of Junior Preferred Stock shall be subject to adjustment as set forth in Section E(4).
               (c) Termination of Conversion Rights Upon Redemption. In the event the Company gives a Redemption Notice with respect to any shares of Designated Preferred Stock pursuant to Section D hereof, the Conversion Rights shall terminate as to the shares designated for redemption at the close of business on the redemption date, unless default is made in payment of the redemption price.
          (2) Mechanics of Conversion.
     Before any holder of shares of Designated Preferred Stock shall be entitled to convert the same into shares of Common Stock, such holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Company or of any transfer agent for such shares, and shall give written notice by mail, postage prepaid, to the Company at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for shares of Common Stock are to be issued. The Company shall, as soon as practicable thereafter, pay all accrued and unpaid dividends, if any, to such holder of Designated Preferred Stock and issue and deliver at such office to such holder of Designated Preferred Stock or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid; provided, however, that the Company may, at its option, in lieu of making a full cash payment of all such accrued and unpaid dividends, make payment thereof in whole shares of Common Stock, valued at such Conversion Price, plus cash in lieu of any fractional shares, so that such cash plus value of such Common Stock equals the amount of such accrued and unpaid dividends, except, with respect to a mandatory conversion of the Series E Preferred Stock pursuant to Section E(3)(d), which dividends shall be paid in cash. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the certificate or certificates representing the shares of Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holder of such shares of Common Stock as of such date.
          (3) Mandatory Conversion.
               (a) Each share of Designated Preferred Stock shall automatically be converted into shares of Common Stock at the then effective Conversion Price for such series of Designated Preferred Stock upon the closing of an Initial Public Offering.
               (b) Each share of Series C Preferred Stock shall automatically be converted into shares of Common Stock at the then effective Conversion Price of Junior Preferred Stock upon the conversion of the last remaining outstanding share of Series B Preferred Stock.
               (c) Each share of Series E Preferred Stock and Junior Preferred Stock shall automatically be converted into shares of Common Stock at the then respective Conversion Prices of Series E Preferred Stock and Junior Preferred Stock upon the conversion of the last remaining outstanding share of Series D Preferred Stock.
               (d) Each share of Series E Preferred Stock shall automatically be converted into shares of Common Stock at the then effective Conversion Price of Series E Preferred Stock upon redemption of the Series D Preferred Stock; provided, however, that if less than all of the outstanding Series D Preferred Stock is redeemed, the number of shares of Series E Preferred Stock converted shall equal the same percentage of outstanding shares of Series E Preferred Stock that the shares of Series D Preferred Stock redeemed bears to the outstanding shares of Series D Preferred Stock on such date.
               (e) Upon the occurrence of an event specified in Section E(3)(a), (b), (c) or (d), the outstanding shares of the Designated Preferred Stock to be converted shall be converted automatically without any further action by the holder of such shares and whether or not the certificates representing such shares are surrendered to the Company or its transfer agent; provided, however, that the Company shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless certificates evidencing such shares of the Designated Preferred Stock being converted are either delivered to the Company or any transfer agent or the holder notifies the Company or any transfer agent that such certificates have been lost, stolen, or destroyed and executes an agreement satisfactory to the Company to indemnify the Company from any loss incurred by it in connection therewith. Upon the automatic conversion of the Designated Preferred Stock, the holders of such Designated Preferred Stock shall surrender the certificates representing such shares at the office of the

Company or of any transfer agent for the Common Stock. Thereupon, there shall be issued and delivered to such holder, promptly at such office and in his, her or its name as shown on such surrendered certificate or certificates, a certificate or certificates for the number of shares of Common Stock into which the shares of the Designated Preferred Stock surrendered were convertible on the date on which such automatic conversion occurred.
               (f) Conversion shall be conditioned upon the Company paying all accrued and unpaid dividends, if any, on the outstanding Designated Preferred Stock, whether or not earned or declared, to and including the date of such conversion; provided, however, that the Company may, at its option, in lieu of making a full cash payment of all such accrued and unpaid dividends, make payment thereof in whole shares of Common Stock, valued at such Conversion Price, plus cash in lieu of any fractional shares, so that such cash plus such value of such Common Stock equal the amount of such accrued and unpaid dividends.
          (4) Conversion Price Adjustments of Designated Preferred Stock. The Conversion Prices of Designated Preferred Stock shall be subject to adjustment from time to time as follows:
          (a) (i) If the Company shall issue any Additional Stock (as hereinafter defined) without consideration or for a consideration per share less than the respective Conversion Prices in effect immediately prior to the issuance of such Additional Stock, the respective Conversion Prices for the Designated Preferred Stock in effect immediately prior to each such issuance shall forthwith (except as otherwise provided in this Section E(4)(a)) be reduced to the Conversion Price determined by multiplying the Conversion Price in effect immediately prior to such issuance by a fraction (i) the numerator of which shall be (x) the number of shares of Common Stock outstanding immediately prior to such issue or sale, plus (y) the number of shares of Common Stock that the aggregate consideration received by the Company for the total number of Additional Shares of Common Stock so issued would purchase at respective Conversion Prices, and (ii) the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue or sale plus the number of such Additional Shares of Common Stock so issued.
          (ii) No adjustment of the respective Conversion Prices shall be made in an amount less than one cent per share, provided that any adjustment that is not required to be made by reason of this sentence shall be carried forward and taken into account in any subsequent adjustment. Except to the limited extent provided for in Sections E(4)(a)(v)(C), E(4)(d)

and E(4)(e), no adjustment of such Conversion Prices shall have the effect of increasing the Conversion Prices above the Conversion Prices in effect immediately prior to such adjustment.
     (iii) In the case of the issuance of Common Stock for cash, the consideration shall be deemed to be the amount of cash paid therefor before deducting any reasonable discounts, commissions or other expenses allowed, paid or incurred by the Company for any underwriting or otherwise in connection with the issuance and sale thereof.
     (iv) In the case of the issuance of Common Stock for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair value thereof as determined in good faith by the Board.
     (v) In the case of the issuance of options to purchase or rights to subscribe for Common Stock, securities by their terms convertible into or exchangeable for Common Stock or options to purchase or rights to subscribe for such convertible or exchangeable securities (where the shares of Common Stock issuable upon exercise of such options or rights or upon conversion or exchange of such securities are not excluded from the definition of Additional Stock), the following provisions shall apply:
     (A) the aggregate maximum number of shares of Common Stock deliverable upon exercise of such options to purchase or rights to subscribe for Common Stock shall be deemed to have been issued at the time such options or rights were issued and for a consideration equal to the consideration (determined in the manner provided in Sections E(4)(a)(iii) and E(4)(a)(iv)), if any, received by the Company upon the issuance of such options or rights plus the minimum purchase price provided in such options or rights for the Common Stock covered thereby;
     (B) the aggregate number of shares of Common Stock deliverable upon conversion of or in exchange for any such convertible or exchangeable securities or upon the exercise of options to purchase or rights to subscribe for such convertible or exchangeable securities and subsequent conversion or exchange thereof shall be deemed to have been issued at the time such securities were issued or such options or rights were issued and for a consideration equal to the consideration, if any, received by the Company for any such securities and related options or rights

(excluding any cash received on account of accrued interest or accrued dividends), plus the additional consideration, if any, to be received by the Company upon the conversion or exchange of such securities or the exercise of any related options or rights (the consideration in each case to be determined in the manner provided in Sections E(4)(a)(iii) and E(4)(a)(iv));
     (C) On the expiration or cancellation of any such options, warrants, or rights, or the termination of the right to convert or exchange such convertible or exchangeable securities, if the respective Conversion Prices shall have been adjusted upon the issuance thereof, the respective Conversion Prices shall forthwith be readjusted to such Conversion Prices as would have been obtained had an adjustment been made upon the issuance of such options, warrants, rights or such convertible or exchangeable securities on the basis of the issuance of only the number of shares of Common Stock actually issued upon the exercise of such options, warrants or rights, or upon the conversion or exchange of such convertible or exchangeable securities; and
     (D) In the event of any change in the number of shares of Common Stock deliverable upon exercise of such options or rights or upon conversion of or in exchange for such convertible or exchangeable securities, including, but not limited to, a change resulting from the antidilution provisions thereof, the respective Conversion Prices in effect at the time shall forthwith be readjusted to such Conversion Prices as would have been obtained, had the adjustment that was made upon the issuance of such options, rights or securities not converted prior to such change (or the options or rights related to such securities not converted prior to such change) been made upon the basis of such change; and
     (E) No further adjustment of the applicable Conversion Prices shall be made for the actual issuance of Common Stock upon the exercise of any such options or rights or the conversion or exchange of such securities after the adjustments have been made under this Section E(4)(a)(v).
     (vi) “Additional Stock” shall mean any shares of Common Stock issued (or deemed to have been issued pursuant to Section E(4)(a)(v)) by the Company after the closing date (the “Purchase Date”) of the Purchase Agreement other than:
          (A) Common Stock issued pursuant to a transaction described in Section E(4)(c);
          (B) Common Stock issued or issuable to employees, directors, officers or consultants of the Company under any stock option or management incentive or similar plan in existence on the date of issuance of the Series D and Series E Preferred Stock or approved by the Board and holders of a Majority of the Series D and Series E Preferred Stock voting together;
          (C) Common Stock issued or issuable upon conversion of shares of Designated Preferred Stock; or
          (D) the Dividend Warrants and Common Stock issued or issuable upon exercise of the Dividend Warrants by the holders thereof.
All shares of Common Stock issued or issuable under Section E(4)(b)(ii), (iii) and (iv) shall be considered outstanding for purposes of calculation under Section E(4)(a) hereof.
     (c) In the event the Company should at any time or from time to time after the date of issuance of the Series D and Series E Preferred Stock fix a record date for the effectuation of a split or subdivision of the outstanding shares of Common Stock or the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock or other securities or rights convertible into, or entitling the holder thereof to receive, directly or indirectly, additional shares of Common Stock (hereinafter referred to as “Common Stock Equivalents”) without payment of any consideration by such holder for the additional shares of Common Stock or the Common Stock Equivalents (including the additional shares of Common Stock issuable upon conversion or exercise thereof), then, as of such record date (or the date of such dividend distribution, split or subdivision if no record date is fixed), the respective Conversion Prices shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of each such share shall be increased in proportion to such increase of outstanding shares determined by taking Section E(4)(a)(5) into account.

     (d) If the number of shares of Common Stock outstanding at any time after the date of issuance of the Series D and Series E Preferred Stock is decreased by a combination of the outstanding shares of Common Stock, then, as of the record date of such combination, the respective Conversion Prices shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of each such shares shall be decreased in proportion to such decrease in outstanding shares.
     (e) Notwithstanding any other provision herein, if the Company shall redeem, in whole or in part, the Series D Preferred Stock or Series E Preferred Stock, repurchase any Dividend Warrants, or any such warrants expire without exercise or exchange into Common Stock, the respective Conversion Prices of the Series B and Series C Preferred Stock shall be adjusted upward appropriately and equitably, considering the number of shares of Common Stock outstanding as a result of conversion of Series D or Series E Preferred Stock and exercise of Dividend Warrants, to readjust for the reduction in the respective Conversion Prices made as a result of the issuance of such securities.
     (5) Other Distributions. In the event the Company shall declare a distribution payable in securities of other Persons, evidences of indebtedness issued by the Company or other Persons, assets (excluding cash dividends) or options or rights not referred to in Section E(4)(c) hereof, then, in each such case for the purpose of this Section E(5), the holders of the Designated Preferred Stock shall be entitled to a proportionate share of any such distribution as though they were holders of the number of shares of Common Stock of the Company into which their shares of Designated Preferred Stock are convertible as of the record date fixed for the determination of the holders of Common Stock of the Company entitled to receive such distribution.
     (6) Recapitalizations. If at any time or from time to time there shall be a recapitalization of the Common Stock (other than a subdivision, combination or merger or sale of assets transaction provided for elsewhere in this Section E), provision shall be made (in form and substance satisfactory to the holders of sixty-five percent (65%) of the shares of Series D and Series E Preferred Stock then outstanding or, in the event no shares of Series D or Series E Preferred Stock remain outstanding, sixty-five percent (65%) of the shares of Series B Preferred Stock) so that the holders of the Designated Preferred Stock shall thereafter be entitled to receive, upon conversion of the Designated Preferred Stock, such shares or other securities or property of the Company or otherwise, to which a holder of Common Stock deliverable upon conversion would have been entitled on such recapitalization. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section E with respect to the rights of the holders of the Designated Preferred Stock after the recapitalization to the end that the provisions of this Section E (including adjustment of the respective Conversion Prices then in effect and the number of shares purchasable upon conversion of shares of Designated Preferred Stock) shall be applicable after that event as nearly equivalent as may be practicable.
     (7) No Impairment. The Company will not, by amendment of its Certificate of Incorporation or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in carrying out of all the provisions of this Section E and in the taking of all such action as may be necessary or appropriate in order to protect the respective Conversion Rights of the holders of the Designated Preferred Stock against impairment.
     (8) No Fractional Shares. No fractional shares shall be issued upon conversion of shares of Designated Preferred Stock. In lieu of fractional shares, the Company shall pay cash equal to such fraction multiplied by the then fair market value of a share of Common Stock, as determined by the Board. Whether or not fractional shares would be issuable upon such conversion shall be determined on the basis of the total number of shares of Designated Preferred Stock the holder has at the time of conversion and the number of shares of Common Stock issuable upon such aggregate conversion.
     (9) Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of a Conversion Price pursuant to this Section E, the Company, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of shares of Designated Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Company shall, within a reasonable time following the written request at any time of any holder of shares of Designated Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustment and readjustment, (ii) the applicable Conversion Price at the time in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property that at the time would be received upon the conversion of a share of Designated Preferred Stock of the series held by such holder.
     (10) Notices of Record Date. In the event of any taking by the Company of a record of its stockholders for the purpose of determining stockholders who are entitled to receive payment of any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of any class or any other securities or property, or to receive any other right, the Company shall mail to each holder of shares of Designated Preferred Stock, at least 20 days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.
     (11) Reservation of Shares Issuable Upon Conversion. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of Designated Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Designated Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Designated Preferred Stock, the Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes.
     (12) Notices. Any notice required by the provisions of this Section E to be given to the holders of shares of Designated Preferred Stock, shall be deemed to be delivered when deposited in the United States mail, postage prepaid, registered or certified, and addressed to each holder of record at his address appearing on the stock transfer books of the Company.
     F. Voting Rights.
          (1) Series D and Series E Preferred Stock
     (a) Unless an Event of Noncompliance (as hereinafter defined) has occurred and is continuing, no holder of shares of Series D and Series E Preferred Stock shall be entitled to vote upon or give (or withhold) consent to any matter, except as expressly required by the Delaware General Corporation Law, and except as provided below in Subsection III(F)(4).
     (b) The foregoing notwithstanding, if one or more Events of Noncompliance shall have occurred and be continuing each holder of shares of Series D and Series E Preferred Stock shall be entitled to vote on all matters submitted to the stockholders of the Company and shall be entitled to the number of votes equal the product of (x) the largest number of full shares of Common Stock into which all shares of Series D and Series E Preferred Stock (as appropriate) held by such holder could be converted, pursuant to the provisions of Section E of this Article III, at the record date for the determination of the stockholders entitled to vote on such matters or, if no such record date is established, at the date such vote is taken or any written consent of stockholders is first executed and (y) 100. In addition to the foregoing, if one or more Events of Noncompliance shall have occurred and be continuing, then, and in every such event, (x) the Company shall within 10 days of the occurrence thereof give written notice thereof to each holder of Series D and Series E Preferred Stock; (y) if each and every such event shall not have been cured (a failure to give notice shall be deemed cured when such notice is given) within 30 days of the occurrence thereof, the number of directors constituting the Board shall thereupon be automatically increased by such number as will be necessary to constitute the designees of the holders of the Series D and Series E Preferred Stock voting together as a majority of the total number of the members, after giving effect to such increase, of such Board, and the holders of the Series D and Series E Preferred Stock shall have, in addition to the other voting rights provided herein, the exclusive and special right, voting separately as a combined series, to elect directors to fill such newly created directorships (and to fill any vacancy in such directorships until such time as the special voting rights provided by this Section F(1) shall terminate as set forth below). The special voting right provided by this Section F(1) shall continue until such time as each Event of Noncompliance giving rise to such special right shall have been cured or shall cease to exist or until all of the outstanding shares of Series D and Series E Preferred Stock shall have been redeemed or converted into shares of Common Stock, subject to revesting in the event of the occurrence of any of the foregoing events giving rise to such special right. At such time as the special voting right provided by this Section F(1) terminates, the terms of the additional directors elected by the holders of Series D and Series E Preferred Stock pursuant to this Section F(1) shall terminate and the number of directors constituting the Board shall then be decreased to such number as constituted the whole Board immediately prior to the occurrence of the event giving rise to such special voting right.
     The directors to be elected (or if such directors have been previously elected and any vacancy shall exist, such vacancy to be filled) by the holders of Series D and Series E Preferred Stock (voting as a combined series) shall be elected (or filled) at (i) annual meetings of the stockholders of the Company, or (ii) a special meeting of the holders of Series D and Series E Preferred Stock for the purpose of electing such directors (or filling any such vacancy), to be called by the Secretary of the Company upon the written request of the holders of record of 10% or more of the aggregate number of shares of Series D and Series E Preferred Stock then outstanding; provided, however, that if the Secretary of the Company shall fail to call any such meeting within 10 days after any such request, such meeting may be called by any holder of Series D and Series E Preferred Stock designated for that purpose by the holders of record of 10% or more of the aggregate number of shares of Series D and Series E Preferred Stock then outstanding. At any meeting or at any adjournment thereof held for the purpose of electing directors at which the holders of shares of Series D and Series E Preferred Stock shall have the special voting right provided by this Section F(1), the presence, in person or by proxy, of the holders of the equivalent of a Majority of the aggregate of the Series D and Series E Preferred Stock then outstanding shall be required to constitute a quorum for the election of any director by the holders of the Series D and Series E Preferred Stock exercising such special right. The special right of holders of shares of Series D and Series E

Preferred Stock under this Section F(1) may be exercised by the written consent of the holders of shares of Series D Preferred Stock then outstanding in accordance with the law of the Company’s jurisdiction of incorporation at such time. Except as hereinbefore provided, the directors elected by the holders of Series D and Series E Preferred Stock shall serve until the next annual meeting of stockholders and until their successors shall have been elected and qualified.
     The foregoing notwithstanding, in the case of any vacancy in the office of a director occurring among the directors elected by the holders of the Series D and Series E Preferred Stock pursuant to this Section F(1), the remaining director or directors so elected by the holders of the Series D and Series E Preferred Stock may, by affirmative vote of a Majority thereof voting together (or the remaining director so elected if there is only one such director), elect a successor or successors to hold the office for the unexpired term of the director or directors whose place or places shall be vacant. Any director who shall have been elected by the holders of the Series D and Series E Preferred Stock, or any director so elected as provided in the next preceding sentence hereof, shall be removed during the aforesaid term of office, whether with or without cause, only by the affirmative vote of the holders of a Majority of the aggregate of the Series D and Series E Preferred Stock.
     (c) In the event the Company shall not have any indebtedness owing under the Loan Agreement, notwithstanding the provisions of Section III(F)(3)(b)(iii) hereof, the holders of the Series D and Series E Preferred Stock shall be entitled, voting as a separate and combined class, to elect one (1) director of the Company (i) at a special meeting to be held as promptly as possible following the occurrence of the event which causes the Company to have no indebtedness owing under the Loan Agreement for the purpose of electing such director (which director will take the place of one (1) director elected pursuant to Section III(F)(3)(b)(iii) hereof), and (ii) at each subsequent annual election of directors. In the case of any vacancy in the office of a director elected by the holders of the Series D and Series E Preferred Stock, the holders of the Series D and Series E Preferred Stock may elect a successor or successors to hold office for the unexpired term of the director or directors whose place or places shall be vacant. Any director who shall have been elected by the holders of the Series D and Series E Preferred Stock may be removed during the term of office, either with or without cause, by, and only by, the affirmative vote of the holders of a Majority of the aggregate shares of the Series D Preferred Stock, given either at a special meeting of such stockholders duly called for that purpose or pursuant to a written consent of such stockholders, and any vacancy thereby created may be filled by the holders of the Series D Preferred Stock represented at such meeting or pursuant to such written consent.
          (2) Event of Noncompliance. An Event of Noncompliance will be deemed to have occurred if:

     (a) the Company fails to pay, when payment shall be required pursuant hereto, the full amount of dividends accrued on the Series D and Series E Preferred Stock, including, without limitation, (i) the payment prior to August 1, 1994 of the dividends which are accrued and unpaid as of July 1, 1994 and (ii) subsequent to July 1, 1994, payment of current quarterly dividends on the Series D and Series E Preferred Stock, whether or not such payment is legally permissible;
     (b) the Company fails to make any redemption payment with respect to the Series D and Series E Preferred Stock which it is obligated to make hereunder, whether or not such payment is legally permissible;
     (c) any representation, warranty or covenant contained in the Purchase Agreement is breached and not cured within any applicable cure period;
     (d) the Company or any Material Subsidiary makes an assignment for the benefit of creditors or admits in writing its inability to pay its debts generally as they become due; or an order, judgment or decree is entered into adjudicating the Company or any Material Subsidiary bankrupt or insolvent; or any order for relief with respect to the Company or any Material Subsidiary is entered under the Federal Bankruptcy Code; or the Company or any Material Subsidiary petitions or applies to any tribunal for the appointment of a custodian, trustee, receiver or liquidator of the Company or any Material Subsidiary or any substantial part of the assets of the Company or any Material Subsidiary, or commences any proceeding (other than a proceeding for the voluntary liquidation and dissolution of a Material Subsidiary) relating to the Company or any Material Subsidiary under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation law of any jurisdiction; or any such petition or application is filed, or any such proceeding is commenced, against the Company or any Material Subsidiary and either (a) the Company or any such Material Subsidiary by any act indicates its approval thereof, consent thereto or acquiescence therein or (b) such petition, application or proceeding is not dismissed within 60 days;
     (e) an Event of Default occurs as the result of the Company’s failure to pay any portion of the principal or interest due and payable (through acceleration or otherwise) under the Loan Agreement; or

     (f) the ratio of Consolidated Indebtedness to Consolidated Net Worth shall be greater than 4:1 for any fiscal month, which shall not be cured within sixty (60) days.
          (3) Series B Preferred Stock and Series C Preferred Stock.
     (a) Except as otherwise expressly provided herein or as required by law, the holder of each share of Series B and Series C Preferred Stock shall be entitled to vote on all matters and shall be entitled to the number of votes equal to the largest number of full shares of Common Stock into which such shares of Series B and Series C Preferred Stock could be converted, pursuant to the provisions of Section E hereof, at the record date for the determination of stockholders entitled to vote on such matters or, if no such record date is established, at the date such vote is taken or any written consent of stockholders is solicited. Except as otherwise expressly provided herein or as required by law, the holders of shares of Series B Preferred Stock, Series C Preferred Stock and Common Stock shall vote together and not as separate classes.
     (b) Subject to the provisions of Section F(1), (i) the holders of the Series B Preferred Stock shall be entitled, voting as a separate class, to elect two directors of the Company at each annual election of directors, (ii) the holders of the Series C Preferred Stock shall be entitled, voting as a separate class, to elect two directors of the Company at each annual election of directors, and (iii) the holders of shares of Common Stock, Series B Preferred Stock and Series C Preferred Stock, voting together, shall be entitled to elect the remaining directors of the Company. In the case of any vacancy in the office of a director occurring among the directors elected by the holders of a class (with the Series B Preferred Stock being treated as a separate class and the Series C Preferred Stock being treated as a separate class) of stock pursuant to this Section F(3), the remaining director(s) so elected by that class may elect a successor or successors to hold office for the unexpired term of the director or directors whose place or places shall be vacant. Any director who shall have been elected by the holders of a class of stock or by any director so elected as provided in the next preceding sentence may be removed during the term of office, either with or without cause, by, and only by, the affirmative vote of the holders of a Majority of the shares of the class of stock who elected such director or directors, given either at a special meeting of such stockholders duly called for that purpose or pursuant to a written consent of stockholders, and any vacancy thereby created may be filled by the holders of that class of stock represented at such meeting or pursuant to such written consent.
          (4) Protective Voting Rights. So long as any shares of Series D and Series E Preferred Stock are issued and outstanding, neither the Company nor any of its Subsidiaries shall, without first obtaining the affirmative vote or written consent of the holders of not less than sixty-five percent (65%) of such outstanding shares voting together:
     (a) Create any other class of shares of preferred stock or securities of the Company senior to the Series D and Series E Preferred Stock;
     (b) Merge with another company, consolidate, sell all or substantially all of its assets, liquidate, dissolve or recapitalize; provided, however, that the approval of the holders of Series D and Series E Preferred Stock shall not be required with respect to mergers or consolidations solely between or among the Company and one or more of its wholly-owned Subsidiaries or between or among two or more wholly-owned Subsidiaries of the Company;
     (c) Issue a class or series of debt with equity features;
     (d) Purchase or redeem any shares of Series B Preferred Stock, Series C Preferred Stock or Common Stock, except as specifically permitted hereunder; or
     (e) Declare any dividend on the shares of Common Stock or Series B Preferred Stock or Series C Preferred Stock, whether payable in cash or otherwise except as otherwise permitted herein.
     At such time as ten percent (10%) or less of the shares of Senior Preferred Stock remain outstanding and so long as any shares of Series B Preferred Stock are issued and outstanding, the Company shall not without first obtaining the affirmative vote or written consent of the holders of not less than sixty-five percent (65%) of such outstanding shares of Series B Preferred Stock:
     (i) create any other class of shares of Preferred Stock or securities of the Company senior to the Series B Preferred Stock;
     (ii) purchase or redeem any shares of Series C Preferred Stock or Common Stock, except as specifically permitted hereunder; or
     (iii) declare any dividend on the shares of Common Stock, whether payable in cash or otherwise.
          (5) Nonassessability of Shares of Preferred Stock. Shares of Preferred Stock shall be issued as fully paid, nonassessable shares.

          (6) Amendment. The Certificate of Incorporation of the Company shall not be amended in any manner that would materially alter or change the powers, preferences or special rights of the Series D or Series E Preferred Stock so as to affect them adversely without the affirmative vote of the holders of at least a Majority of the outstanding shares of the then outstanding Series D and Series E Preferred Stock, voting together as a single class. Except for the creation of any other class of shares of Preferred Stock or securities of the Company senior to the Series B or Series C Preferred Stock, the Certificate of Incorporation of the Company shall not be amended in any manner that would materially alter or change the power, preferences or special rights of the Series B or Series C Preferred Stock so as to affect them adversely without the affirmative vote of the holders of sixty-five percent (65%) or more of the outstanding shares of the then outstanding Series B and Series C Preferred Stock, voting together as a single class.
IV.
     The registered office of the corporation in the State of Delaware is located at Corporation Trust Center, 1209 Orange Street in the City of Wilmington, County of New Castle. The name of the corporation’s registered agent at such address is The Corporation Trust Company.
V.
     The corporation is to have perpetual existence.
VI.
     In furtherance and not in limitation of the powers conferred by statute, the board of directors of the corporation is expressly authorized to adopt, alter or repeal the Bylaws of the corporation, except to the extent such power may be modified or divested by action of stockholders representing a majority of the issued and outstanding shares of the capital stock of the corporation entitled to vote thereon taken at any regular or special meeting of the stockholders and except as provided in Article III hereof.
VII.
     The corporation shall indemnify any person who was or is a party or is threatened to be made a party to, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (whether or not by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), liability, loss, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding to the fullest extent permitted by any applicable law; provided, however, that the corporation shall be required to indemnify such person in connection with a proceeding initiated by such person only if such action, suit or proceeding is authorized by the board of directors of the corporation, and such indemnity shall inure to the benefit of the heirs, executors and administrators of any such person so indemnified pursuant to this Article VII. The right to indemnification under this Article VII shall be a contract right and shall include, with respect to directors and officers, the right to be paid by the corporation the expenses incurred in defending any such proceeding in advance of its disposition; provided, however, that, if the General Corporation Law of the State of Delaware requires, the payment of such expenses incurred by a director or officer in advance of the final disposition of a proceeding shall be made only upon delivery to the corporation of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under this Article VII or otherwise. The corporation may, by action of its board of directors, pay such expenses incurred by employees and agents of the corporation upon such terms as the board of directors deems appropriate. Any repeal or modification of any provision of this Article VII shall not adversely affect any right or protection hereunder of any person in respect of any act or omission occurring prior to the time of such repeal or modification.
VIII.
     Elections of directors need not be by written ballot unless the Bylaws of the corporation shall so provide.
IX.
     The corporation reserves the right to amend, alter, change or repeal any provision contained in this restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.
X.
     Whenever a compromise or arrangement is proposed between this corporation and its creditors or any class of them and/or between this corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this corporation under the provisions of section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this corporation under the provisions of section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, agree to any compromise or arrangements and to any reorganization of this corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this corporation, as the case may be, and also on this corporation.
XI.
     If any provisions contained in this restated Certificate of Incorporation shall for any reason be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not invalidate the entire Restated Certificate of Incorporation or any other provisions hereof. Such provision shall be deemed to be modified to the extent necessary to render it valid and enforceable and if no such modification shall render it valid and enforceable, then the Restated Certificate of Incorporation shall be construed as if not containing such provision.
XII.
     To the fullest extent permitted by the General Corporation Law of the State of Delaware, as the same presently exists or may hereafter be amended, a director of the corporation shall not be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit. Any repeal or modification of this Article XII shall not adversely affect any right or protection of a director of the corporation with respect to any act or omission occurring prior to such repeal or modification.
     I, THE UNDERSIGNED, being the President of Remco America, Inc., do hereby execute this Restated Certificate of Incorporation, declaring and certifying under penalties of perjury that the facts herein stated are true, and accordingly have hereunto set my hand this 12th day of July, 1989.

/s/ G. W. Fink
G. W. Fink, President

ATTEST:
/s/ Danny Z. Wilbanks
Danny Z. Wilbanks, Secretary

729243031
CERTIFICATE OF OWNERSHIP AND MERGER
MERGING
REMCO, INC.
(a Texas corporation)
INTO
REMCO AMERICA, INC.
(a Delaware corporation)
     Remco America, Inc., a corporation organized and existing under the laws of the State of Delaware, in accordance with the provisions of Section 253 of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:
     FIRST: That this corporation was incorporated on the twentieth day of August, 1986, pursuant to the General Corporation Law of the State of Delaware, the provisions of which permit the merger of subsidiary corporations of another state into a parent corporation organized and existing under the law of said state.
     SECOND: That this corporation owns all of the outstanding shares of each class of the stock of Remco, Inc., a corporation incorporated on November 28, 1983, pursuant to the Business Corporation Act of the State of Texas.
     THIRD: That this corporation, by the resolutions attached hereto as “Exhibit A” of its Board of Directors, duly adopted by unanimous written consent of its members, filed with the minutes of the Board on the 30th day of August, 1989, determined to and did merge into itself said Remco, Inc.
     FOURTH: Anything herein or elsewhere to the contrary notwithstanding this merger may be amended or terminated and abandoned by the Board of Directors of this corporation at any time prior to the date of filing the merger with the Secretary of State.

     IN WITNESS WHEREOF, this Corporation has caused this Certificate to be signed by its President and attested by its Secretary as of this 30th day of August, 1989.

REMCO AMERICA, INC.
By:	/s/ George W. Fink
George W. Fink
President

ATTEST:

By:	/s/ Danny Z. Wilbanks

Danny Z. Wilbanks Secretary

Exhibit A
UNANIMOUS CONSENT OF DIRECTORS
IN LIEU OF SPECIAL MEETING
OF
REMCO AMERICA, INC.
     The undersigned, being all of the directors of Remco America, Inc., a Delaware corporation (the “Company”), and acting pursuant to the provisions of Section 141(f) of the General Corporation Law of the State of Delaware do hereby consent to, approve and adopt the following resolutions:
     RESOLVED, that the Board of Directors deems it advisable and in the best interest of the Company to authorize and approve the merger of Remco, Inc., a Texas corporation and a wholly owned subsidiary of the Company, with and into the Company, on the terms and in the manner set forth in the Certificate of Ownership and Merger attached hereto and incorporated by reference herein;
     RESOLVED, that the appropriate officers of the Company be, and each of them hereby are, authorized and directed to execute and deliver such Certificate of Ownership and Merger for and in the name of and on behalf of the Company;
     RESOLVED, that the appropriate officers of the Company and counsel for the Company be, and each of them hereby are, authorized to take any and all actions; execute and deliver all certificates, instruments, reports, and other documents for and in the name and on behalf of the Company, under its corporate seal or otherwise; to pay all such expenses; and to do such other things, in each case as they deem necessary, appropriate or desirable in order to carry out the intent and accomplish the purposes of the foregoing resolutions, all in accordance with the laws of the State of Texas and the laws of the State of Delaware.

     IN WITNESS WHEREOF, the undersigned have executed this Consent the 30th day of August, 1989.

Charles D. Sims

/s/ George W. Fink
George W. Fink

Stanley C. Golder

Joost Tjaden

Gene E. Engleman

Ben Hollingsworth

     IN WITNESS WHEREOF, the undersigned have executed this Consent the 30th day of August, 1989.

/s/ Charles D. Sims
Charles D. Sims

/s/ George W. Fink
George W. Fink

Stanley C. Golder

Joost Tjaden

Gene E. Engleman

Ben Hollingsworth

     IN WITNESS WHEREOF, the undersigned have executed this Consent the 30th day of August, 1989.

Charles D. Sims

/s/ George W. Fink
George W. Fink

/s/ Stanley C. Golder
Stanley C. Golder

Joost Tjaden

Gene E. Engleman

Ben Hollingsworth

     IN WITNESS WHEREOF, the undersigned have executed this Consent the 30th day of August, 1989.

/s/ Charles D. Sims
Charles D. Sims

/s/ George W. Fink
George W. Fink

Stanley C. Golder

/s/ Joost Tjaden
Joost Tjaden

Gene E. Engleman

Ben Hollingsworth

     IN WITNESS WHEREOF, the undersigned have executed this Consent the 30th day of August, 1989.

Charles D. Sims

/s/ George W. Fink
George W. Fink

Stanley C. Golder

Joost Tjaden

/s/ Gene E. Engleman
Gene E. Engleman

Ben Hollingsworth

Certificate of Ownership of the REMCO AMERICA, INC. a corporation organized and existing under the laws of the State of Delaware merging REMCO, INC. a corporation organized and existing under the laws of the State of TEXAS pursuant to Section 253 of the General Corporation Law of the State of Delaware, as received and filed in this office the THIRTY-FIRST day AUGUST, A.D. 1989 at 10 o’clock A.M.
     And I do hereby further certify that the aforesaid Corporation shall be governed by the laws of the State of Delaware.

CERTIFICATE OF MERGER
OF
RAC TIR, INC.
INTO
REMCO AMERICA, INC.
          The undersigned corporation organized and existing under and by virtue of the General Corporation Law of Delaware,
          DOES HEREBY CERTIFY:
          FIRST: That the name and state of incorporation of each of the constituent corporations of the merger is as follows:

NAME	STATE OF INCORPORATION

REMCO AMERICA, INC. RAC TIR, INC.	Delaware Delaware
          SECOND: That an agreement of merger between the parties to the merger has been approved, adopted, certified, executed and acknowledge by each of the constituent corporations in accordance with the requirements of section 251 of the General Corporation Law of Delaware.
          THIRD: That the name of the surviving corporation of the merger is REMCO AMERICA, INC.
          FOURTH: That the Certificate of Incorporation of REMCO AMERICA, INC., a Delaware corporation which will survive the merger, shall be the Certificate of Incorporation of the surviving corporation.

     FIFTH: That the executed Agreement of Merger is on file at the principal place of business of the surviving corporation, the address of which is 10333 Richmond, Suite 300, Houston, Texas 77042.
     SIXTH: That a copy of the Agreement of Merger will be furnished by the surviving corporation, on request and without cost, to any stockholder of any constituent corporation.
     SEVENTH: That this Certificate of Merger shall be effective at the close of business on March 31, 1992.
     Dated: March 27, 1992

REMCO AMERICA, INC.
/s/ Cara Brye
Cara Brye
Vice President

ATTEST:
By:	/s/ Danny Z. Wilbanks

Danny Z. Wilbanks,
Secretary

CERTIFICATE OF CHANGE OF LOCATION OF REGISTERED
OFFICE AND REGISTERED AGENT
OF
REMCO AMERICA, INC.
     The Board of Directors of:
REMCO AMERICA, INC.
a Corporation of the State of Delaware, on this 12th day of October, A.D. 1995, do hereby resolve and order that the location of the Registered Office of this Corporation within this State be, and the same hereby is:
32 Loockerman Square, Suite L-100, in the City of Dover, in the County of Kent, Delaware, 19901.
     The name of the Registered Agent therein and in charge thereof upon whom process against the Corporation may be served, is:
THE PRENTICE-HALL CORPORATION SYSTEM, INC.
a Corporation of the State of Delaware, does hereby certify that the foregoing is a true copy of a resolution adopted by the Board of Directors at a meeting held as herein stated.
     IN WITNESS WHEREOF, said corporation has caused this Certificate to be signed by Joseph J. Hlavacek, Secretary; this 12th day of October A.D. 1995.

/s/ Joseph J. Hlavacek
Authorized Officer
Joseph J. Hlavacek, Secretary

CERTIFICATE OF AMENDMENT
OF CERTIFICATE OF INCORPORATION
OF REMCO AMERICA, INC.
(Pursuant to Section 242 of the General Corporation Law of the State of Delaware)
     Remco America, Inc. a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify:
The Amendment to the Corporation’s Certificate of Incorporation set forth in the following resolution was adopted by the sole stockholder of the Corporation by unanimous written consent in accordance with the provisions of the General Corporation Law of the State of Delaware as follows:
RESOLVED, that the Stockholders of the Corporation propose to amend the Certificate of Incorporation of the Corporation so that as amended, Article III thereof shall be replaced and shall read in its entirety as follows:
III.
     “The total number of shares of stock which the Corporation shall have the authority to issue is 3,000 shares of common stock, par value one cent ($0.01) per share.”
IN WITNESS WHEREOF,
     Remco America, Inc. has caused this Certificate to be signed by its duly authorized Officer, this 27 day of March, 1996.
Remco America, Inc.

By:	/s/ Steven Arendt
Steven Arendt
Vice President